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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 14, 1997, except for Note 2 which was as of March 24, 1997, which appears on page 28 of the 1997 Annual Report to Shareholders of Computer Learning Centers, Inc., which is incorporated by reference in Computer Learning Centers, Inc.'s Annual Report on Form 10-K for the year ended January 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP


New York, New York
January 21, 1998


                                       II-67